UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 22, 2005

SFSB, Inc.

(Exact Name of Registrant as Specified in its Charter)

United States	000-51037	20-2077715
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1614 Churchville Road

Bel Air, Maryland 21015

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: 443-265-5570

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e- 4 (c))

ITEM 1.01 ENTRY INTO A DEFINITVE AGREEMENT

On August 22, 2005, the Board of Directors of SFSB, Inc. (the “Company”) granted restricted stock awards to certain executives and directors of the Company, as described below. The awards were granted pursuant to the SFSB, Inc. 2005 Recognition and Retention Plan (the “2005 Recognition Plan”), which was approved by the Company’s stockholders at a special meeting of stockholders held on July 21, 2005.

2005 Recognition Plan

Some of the key features of the 2005 Recognition Plan are as follows:

Purpose. The purpose of the 2005 Recognition Plan is to advance the interests of the Company and its stockholders by providing certain key employees and outside directors of the Company and its affiliates, including the Bank, with compensation for their contributions and an incentive to perform in a superior manner, to attract people of experience and ability, and to align the interests of the participants with the Company’s stockholders.

Administration. The 2005 Recognition Plan will be administered by a committee consisting of either the entire Board of Directors of the Company or two or more members of the Board, each of who must be a “non-employee director” as defined in the 2005 Recognition Plan.

Type of Awards. The 2005 Recognition Plan provides for the grant of common stock in the form of restricted stock awards which are subject to the restrictions specified in the plan.

Participants. The committee may grant awards to (i) any person who is currently employed by the Company or an affiliate of the Company, who is chosen by the committee to participate in the plan and (also called a key employee) and (ii) a director of the Company or an affiliate of the Company, who is not an employee of the Company or an affiliate. Currently, the Bank had 29 employees and five non-employee directors eligible to participate in the 2005 Recognition Plan.

Office of Thrift Supervision Requirements. Each Award under the 2005 Recognition Plan is designed to be consistent with the applicable regulations of the Office of Thrift Supervision.

Number of Shares that May Be Awarded. Under the 2005 Recognition Plan, the committee may grant awards for an aggregate of 58,322 shares of common stock, which may be adjusted in the event of certain changes in capitalization, such as any reorganization, recapitalization, stock split or stock dividend, combination or exchange of shares, or other changes in the corporate structure or shares of the Company. This amount also represents 1.96% of the total outstanding shares and 4.36% of the total shares held by stockholders other than Slavie Bancorp, MHC. Awards which are forfeited by a recipient will again be available for issuance under the plan.

Terms and Conditions of Awards. The 2005 Recognition Plan will be administered by the committee, which will determine which of the key employees and directors will be granted awards and the number of shares covered by each award. Shares of restricted stock that are awarded by the committee shall, on the date of the award, be registered in the name of the recipient, in accordance with the terms and conditions established by the 2005 Recognition Plan. Share certificates issued with respect to such shares shall bear a restricted stock legend. Each recipient of an award will shall be notified by the committee in writing, including the terms upon which the restricted stock subject to the award may vest. Upon such notice, each recipient will be required to execute and return to the Company, a restricted stock agreement setting forth the terms and conditions under which the shares subject the award shall vest, together with a stock power endorsed in blank.

Transferability of Awards. Awards under the 2005 Recognition Plan generally may not be assigned, encumbered, or transferred by the holder until such Award is earned other than, in the event of the death of the recipient, by will or the laws of descent and distribution.

Voting of Shares Awarded Under the Plan. After an Award has been granted and subject to the other terms of the 2005 Recognition Plan, the recipient as conditional owner of the shares will have the right to vote such shares.

Forfeiture. The committee will reflect the terms of each Award in a restricted stock agreement which will include, among other items, information about the vesting of the shares subject to the award and conditions that may lead to the forfeiture of the shares. The Board of Directors of the company can revoke, rescind and terminate any award made under the 2005 Recognition Plan in certain instances.

Effective Date of the 2005 Recognition Plan. The 2005 Recognition Plan became effective on July 21, 2005 ( the date the stockholders of the Company approved the plan) and shall continue until the earlier of (i) ten years, unless sooner terminated or (ii) the date on which all of the shares of common stock available for award under the plan have vested.

A copy of the 2005 Recognition Plan was previously filed as an exhibit to a Form 8-K filed by the Company on August 5, 2005.

Grants of Restricted Stock Awards

The Board of Directors granted the following non-employee directors and executive employees of the Company the shares of restricted stock as designated next to their respective names:

Name	Position	Grant Date (1)	Number of Shares
J. Benson Brown	Director	August 22, 2005	2,916 shares
Leonard M. Blight	Director	August 22, 2005	2,916 shares
James D. Wise	Director	August 22, 2005	2,916 shares
Thomas J. Drechsler	Director	August 22, 2005	2,916 shares
Robert M. Stahl, IV	Director	August 22, 2005	2,916 shares
Philip E. Logan	Chairman, President and Chief Executive Officer	August 22, 2005	11,664 shares
Charles E. Wagner, Jr.	Senior Vice President, Chief Lending Officer and Secretary	August 22, 2005	8,748 shares
Sophie T. Wittelsberger	Vice President, Chief Operating Officer and Chief Financial Officer	August 22, 2005	5,832 shares

(1)	Subject to the provisions of the Plan, the shares of the Company’s common stock granted vest in the following manner: (a) 1/5 – August 22, 2006; (b) 1/5 – August 22, 2007; (c) 1/5 – August 22, 2008; (d) 1/5 – August 22, 2009; and (e) 1/5 – August 22, 2010.

Each of the foregoing grants is evidenced by a restricted stock agreement, a form of which is attached hereto.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(a)	Not applicable

(b)	Not applicable

(c)	Exhibits

10.1    Form of Restricted Stock Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SFSB, INC.

August 26, 2005	By:	/s/ Sophie T. Wittelsberger
Sophie T. Wittelsberger
Chief Financial Officer